JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of SatCon Technology Corporation is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: November 19, 2007

RockPort Capital Partners II, L.P.

By:	RockPort Capital II, LLC
Its:	General Partner

By:	/s/ Stoddard M. Wilson

Name:	Stoddard M. Wilson
Title:	Managing Member

RockPort Capital II, LLC

By:	/s/ Stoddard M. Wilson

Name:	Stoddard M. Wilson
Title:	Managing Member

/s/ Alexander Ellis III

Alexander Ellis III

/s/ Janet B. James

Janet B. James

/s/ William E. James

William E. James

/s/ Charles J. McDermott

Charles J. McDermott

/s/ David J. Prend

David J. Prend

/s/ Stoddard M. Wilson

Stoddard M. Wilson